FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

ANNUAL AND FOURTH QUARTER 2014 RESULTS

Highlights:

  Net income for the fourth quarter of 2014 increased $3.6 million to $1.3 million, or $0.20 per share, compared to a net loss of $2.3 million for the fourth quarter of 2013.
  For the year ended December 31, 2014, net income increased $6.3 million to $5.9 million, or $0.91 per share, compared to a net loss of $0.4 million for 2013.
  Loans receivable increased to $540.5 million at December 31, 2014 compared to $530.0 million at September 30, 2014, for an annualized growth rate of 7.8% during the fourth quarter.
  Total assets were $903.6 million at December 31, 2014, reflecting growth of $118.8 million, or 15.1%, during the year ended 2014.
  Non-performing assets decreased $4.9 million, or 18.9%, to $21.2 million at December 31, 2014 compared to $26.1 million at December 31, 2013 and totaled 2.35% of total assets at December 31, 2014 compared to 3.33% at December 31, 2013.
  Entegra continued its focus on reducing expenses with an improved efficiency ratio of 74.4% for 2014 compared to 85.6% for 2013.
  Book value increased $0.45, or 2.8%, to $16.39 per share at December 31, 2014 compared to $15.94 at September 30, 2014.

Franklin, North Carolina, January 29, 2015 — Entegra Financial Corp. (NASDAQ: ENFC) (“Entegra”), the holding company for Macon Bank (the “Bank”), today announced earnings for the three months and year ended December 31, 2014.

Roger D. Plemens, President and CEO of Entegra, reported, “We are very excited to announce our 2014 results as they reflect the significant efforts and commitment of all our employees over the last several years. In addition to our successful stock offering during 2014, we recognized a meaningful reduction in non-performing assets and related costs which provided a substantial improvement in our earnings. We began deploying our newly raised capital during the fourth quarter and look forward to sustaining our growth plans while properly managing our risk going into 2015. Our recently announced entry into the Greenville, South Carolina market is expected to meaningfully contribute to our growth, as we continue to explore additional opportunities to utilize our capital and increase shareholder value.”

Net Interest Income

Net interest income increased $0.3 million, or 5.2%, to $6.3 million for the three months ended December 31, 2014 compared to $6.0 million for the same period in 2013. For the year ended December 31, 2014, net interest income increased $1.4 million, or 5.8%, to $25.9 million, compared to $24.5 million for 2013. The increase in net interest income for the year was primarily attributable to the recognition of $1.1 million of deferred interest and discounts resulting from the repayment and restructuring of two commercial loans.

Provision for Loan Losses

The provision for loan losses decreased $2.2 million, or 99.7%, to $6,000 for the three months ended December 31, 2014, compared to $2.2 million for the same period in 2013. For the year ended December 31, 2014, the provision for loan losses decreased $4.3 million, or 99.2%, to $33,000, compared to $4.4 million for 2013. The decrease in the provision for loan losses for both periods was attributable to Entegra’s improved asset quality as well as a decline in the overall historical loss rates which are used in our allowance for loan losses model.

Noninterest Income and Expense

Noninterest income remained unchanged at $1.8 million for the three months ended December 31, 2014 compared to the same period in 2013. For the year ended December 31, 2014, noninterest income decreased $72,000, or 1.2%, to $6.1 million compared to $6.2 million for 2013. The decrease in noninterest income for the annual period was primarily attributable to decreases in mortgage banking income and service charges on deposit accounts, partially offset by increases in the fair value of loan servicing rights, gains on sales of SBA loans and investments, and interchange fees.

Noninterest expense decreased $1.4 million, or 18.2%, to $6.4 million for the three months ended December 31, 2014 compared to $7.9 million for the same period in 2013. For the year ended December 31, 2014, noninterest expense decreased $2.4 million, or 9.3%, to $23.8 million, compared to $26.2 million for 2013. The decrease in noninterest expense for both periods was primarily attributable to decreases in the net cost of operation of real estate owned, federal deposit insurance assessments, and mortgage banking reimbursement expenses. The net cost of operation of real estate owned decreased $1.1 million, or 54.1%, and $2.6 million, or 47.1%, for the three months and annual period ended December 31, 2014 compared to the same periods in 2013, respectively. The decrease in the net cost of operation of real estate owned for both periods was a result of continued decreases in our real estate owned balance during 2014.

Income Taxes

For the year ended December 31, 2014, income tax expense increased $1.7 million to $2.2 million compared to $0.5 million for 2013. The increase in income tax expense for the year is attributable to a decrease in our allowable net deferred tax asset based on our available tax planning strategies which are sensitive to changes in market interest rates.

Balance Sheet

Total assets increased $118.8 million, or 15.1%, to $903.6 million at December 31, 2014 compared to $784.9 million at December 31, 2013, due primarily to funds received from the $63.7 million in net proceeds from the completion of our stock offering, $18.9 million of deposit growth, and a $20.0 million increase in borrowings. The increase in funds provided a $24.7 million increase in cash and cash equivalents and a $64.4 million increase in investments available for sale at December 31, 2014 as compared to the prior year.

Consistent with the moderate improvement in market conditions across our footprint, loans receivable increased by $18.6 million to $540.5 million at December 31, 2014 from $521.9 million at December 31, 2013. We experienced an increase in loan demand in the fourth quarter of 2014 which saw an annualized growth rate of 7.8% in loans receivable.

Total equity increased $74.8 million, or 230.0%, to $107.3 million at December 31, 2014 compared to $32.5 million at December 31, 2013. In addition to the net proceeds received from our stock offering totaling $63.7 million, $5.9 million of net income and a $5.2 million improvement in unrealized losses on investment securities contributed to the increase in equity.

Asset Quality

Real estate owned decreased $6.1 million, or 57.9%, to $4.4 million at December 31, 2014 compared to $10.5 million at December 31, 2013. Non-performing loans increased $1.2 million, or 7.4%, to $16.8 million at December 31, 2014 compared to $15.6 million at December 31, 2013. The increase in non-performing loans is primarily attributable to two commercial real estate relationships, both of which were properly reserved for at December 31, 2014. Non-performing assets were 2.35% of total assets and 19.8% of total equity at December 31, 2014 compared to 3.33% and 80.4%, respectively at December 31, 2013.

For the three months ended December 31, 2014, we had net loan charge-offs of $0.7 million compared to net charge-offs of $1.3 million for the same period in 2013, a net improvement of $0.6 million. Net loan charge-offs were $3.2 million for the year ended December 31, 2014 compared to $5.0 million in 2013.

About Entegra Financial Corp.

Entegra Financial Corp. became the holding company of Macon Bank on September 30, 2014 upon the completion of the mutual-to-stock conversion of Macon Bancorp and Entegra’s related stock offering. A total of 6,546,375 shares were sold in the offering at $10.00 per share for gross and net proceeds of $65.5 million and $63.7 million, respectively. Entegra’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, Entegra’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

The Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania and a loan production office in Greenville, South Carolina.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of Entegra and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of Entegra’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in Entegra’s filings with the Securities and Exchange Commission, including without limitation its Registration Statement on Form S-1, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Entegra undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Interest income	$7,942	$7,701	$32,445	$31,451
Interest expense	1,614	1,686	6,573	6,988

Net interest income	6,328	6,015	25,872	24,463

Provision for loan losses	6	2,206	33	4,358

Net interest income after provision for loan losses	6,322	3,809	25,839	20,105

Noninterest income	1,762	1,795	6,123	6,195
Noninterest expense	6,437	7,872	23,811	26,240

Income (loss) before taxes	1,647	(2,268)	8,151	60

Income tax expense	345	—	2,208	475

Net income (loss)	$1,302	$(2,268)	$5,943	$(415)

Average shares outstanding (1)	6,546,375	N/A	6,546,375	N/A

Basic and diluted net income (loss) per share (1)	$0.20	N/A	$0.91	N/A

(1) - Average shares outstanding for the year ended December 31, 2014 is calculated as if the 6,546,375 shares raised in our common stock offering were issued on January 1, 2014.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2014	December 31, 2013
Assets

Cash and cash equivalents	$58,982	$34,281
Investments - available for sale	219,859	155,484
Investments - held to maturity	29,285	20,988
Loans held for sale	10,761	5,688
Loans receivable	540,479	521,874
Allowance for loan losses	(11,072)	(14,251)
Real estate owned	4,425	10,506
Fixed assets, net	13,004	13,006
Bank owned life insurance	20,417	19,961
Other assets	17,508	17,356
Total assets	$903,648	$784,893

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$703,117	$684,226
Federal Home Loan Bank advances	60,000	40,000
Junior subordinated notes	14,433	14,433
Post employment benefits	9,759	10,199
Other liabilities	9,020	3,517
Total liabilities	$796,329	$752,375

Shareholders’ equity
Total shareholders’ equity	107,319	32,518

Total liabilities and shareholders’ equity	$903,648	$784,893

ENTEGRA FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

(Dollars in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Performance Ratios:
Return on average assets	0.58%	-1.15%	0.71%	-0.05%
Return on average equity (1)	4.75%	-22.72%	10.39%	-1.01%
Efficiency ratio (2)	79.57%	100.79%	74.42%	85.59%

(1) - Return on average equity for the year ended December 31, 2014 reflects our actual average equity, and would have been adversely impacted had the $63.7 million in net stock offering proceeds been outstanding for the entire year.

(2) - The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

	As of December 31, 2014	As of December 31, 2013
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$16,780	$15,627
Real estate owned	$4,425	$10,506
Non-performing loans to total loans	3.10%	2.99%
Non-performing assets to total assets	2.35%	3.33%
Allowance for loan losses to non-performing loans	65.98%	91.19%
Allowance for loan losses to total loans	2.05%	2.73%

Capital Ratios (Bank level only):
Tier I capital (to average assets)	11.91%	7.02%
Tier I capital (to risk-weighted assets)	19.89%	10.70%
Total capital (to risk-weighted assets)	21.15%	11.97%

Capital Ratios (Company):
Tier I capital (to average assets)	13.91%	6.90%
Tier I capital (to risk-weighted assets)	23.24%	10.52%
Total capital (to risk-weighted assets)	24.50%	11.79%

Other Data:
Book value per share	$16.39	N/A
Closing market price per share	$14.39	N/A
Closing price-to-book value ratio	87.77%	N/A